Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc.

Announces Fourth Quarter and Year End Results

•	Total Revenues Increased 8% for Both the Quarter and Year

•	Same Store Revenues Increased 3.7% for Quarter

•	Diluted EPS of $.40 for Quarter and $1.43 for Year

•	Diluted EPS Includes $.03 Charge in Both Periods

•	Expanded Number of HomeSmart Stores and Incurs Startup Expenses

ATLANTA, February 9, 2012 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced results for the three months and year ended December 31, 2011.

For the fourth quarter of 2011, revenues increased 8% to $523.5 million compared to $484.4 million for the fourth quarter in 2010. Net earnings decreased 1% to $30.5 million versus $30.8 million last year. Diluted earnings per share were $.40 compared to $.38 a year ago, a 5% increase.

For the year ended December 31, 2011, revenues increased 8% to $2.024 billion compared to $1.877 billion for 2010. Net earnings decreased 4% to $113.8 million versus $118.4 million a year ago. Diluted earnings per share were down 1% to $1.43 for 2011 compared to $1.44 in 2010.

During the fourth quarter of 2011 the Company recorded a $3.5 million, or $.03 per diluted share, charge to earnings for separation costs primarily related to the accelerated vesting of restricted stock units and stock options previously granted to its former Chief Executive Officer. Diluted earnings per share for the fourth quarter and 2011 year excluding this charge would have been $.43 and $1.46, respectively. Additionally, as previously reported, the Company recorded a lawsuit-related charge in the second quarter of 2011 of $36.5 million. On January 13, 2012, the court ruled not to sustain the verdict previously reported, although it did not indicate what action it would take, including whether it would order a new trial or reduce the jury’s damages award.  We are awaiting additional developments in the lawsuit, which could affect the litigation expense accrual. Excluding the fourth quarter separation-related charge and the second quarter lawsuit-related charge, net earnings for 2011 would have been $138.6 million, up 17% over the same period in 2010, and diluted earnings per share excluding the two charges would have been $1.75, a 22% increase over the same period in 2010.

“Excluding the aforementioned $.03 diluted per share charge, our results for the fourth quarter and year were within our guidance,” said Ronald W. Allen, interim President and Chief Executive Officer of Aaron’s. “We had good revenue and customer growth during the quarter, and believe the results were outstanding in these challenging economic times. Our market remains large, and the high-quality, affordable basic home furnishings we provide fulfills the desires and needs of our customers.”

“We continued to expand our HomeSmart weekly rental business during the quarter and had 71 HomeSmart stores open at the end of the year. Revenues of the HomeSmart stores grew to $8.6 million for the fourth quarter and $15.4 million for the year; however, the start-up expenses associated with opening these stores negatively affected earnings during the quarter by $.03 per diluted share and $.06 per diluted share for the year. We continue to be very optimistic about the future prospects for HomeSmart, but as previously stated, do not plan to open a significant number of additional HomeSmart stores until the earnings and return on investment potential of this concept are thoroughly evaluated,” Mr. Allen added.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 3.7% during the fourth quarter of 2011 compared to the fourth quarter of 2010. Same store revenues also increased 2.1% for Company-operated stores open for over two years at the end of 2011. The Company had 1,015,000 customers at the end of the year, an 11% increase over the number at the end of 2010. The customer count on a same store basis for Company-operated stores was up 6.4% in the fourth quarter compared to the same quarter last year.

During the year the Company generated $307 million of cash flow from operations and had $176.3 million of cash on hand at the end of December 2011.

The Company repurchased 5,075,675 shares of its Common Stock in 2011 representing a total cash outlay of $127.2 million. The Company has authorization to acquire an additional 5,281,344 shares of Common Stock.

Division Results

Revenues in the Aaron’s Sales & Lease Ownership division excluding HomeSmart stores increased in the fourth quarter to $511.5 million, a 6% increase over the $481.7 million in revenues in the fourth quarter of 2010. For the year, Aaron’s Sales & Lease Ownership revenues were $1.999 billion, a 7% increase over the $1.861 billion recorded last year.

The revenues of the Aaron’s Office Furniture division, of which there is one remaining store liquidating merchandise, were $720,000 and $1.6 million in the fourth quarter of 2011 and 2010, respectively. Aaron’s Office Furniture experienced a $105,000 pre-tax profit in the fourth quarter of 2011 and a $495,000 pre-tax loss in the fourth quarter of 2010. For the year, revenues of the Aaron’s Office Furniture division were $3.7 million compared to $11.6 million for the same period of 2010, and pre-tax profits were $597,000 in 2011 versus a pre-tax loss of $11.6 million in 2010. Included in the 2010 fourth quarter and year-to-date losses are charges related to closing this division.

Components of Revenue

Consolidated lease revenues and fees increased 8% for both the fourth quarter and the year 2011 compared to the same prior year periods. In addition, franchise royalties and fees increased 2% in the fourth quarter and 7% for the year compared to the same periods last year. Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 9% for the quarter compared to the fourth quarter last year and 7% for the year. The increases in the Company’s franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $225.6 million during the fourth quarter and $908.9 million for the year, 5% and 8% increases over the comparable respective 2010 periods. For the fourth quarter of 2011 compared to the same quarter a year ago, same store revenue growth for franchised stores was basically flat, being down 0.1%; however, same store customer counts were up 4.6%. Our franchised stores had 552,000 customers at the end of the year, a 10% increase over the number at the end of 2010. Revenues and customers of franchisees, however, are not revenues and customers of Aaron’s, Inc.

The Company’s other revenues in the fourth quarters of 2011 and 2010 included $306,000 and $335,000 of gains, respectively, from the sales of Company-operated stores. Other revenues for the fiscal year included gains from the sales of stores of $3.0 million in 2011 and $1.9 million in 2010.

Store Count

During the fourth quarter of 2011, the Company opened 16 Company-operated Aaron’s Sales & Lease Ownership stores, 18 franchised stores, eight HomeSmart stores, and three RIMCO stores. The Company also acquired four stores from franchisees, seven stores were acquired from a third party operator and converted to HomeSmart stores, and one Company-operated store was sold to a franchisee. In addition, during the quarter the Company closed ten Company-operated stores and one franchised store.

For the 2011 year, the Company opened 51 Company-operated Aaron’s Sales & Lease Ownership stores, 55 franchised stores, 24 HomeSmart stores and six RIMCO stores. In addition, during the year 44 stores were acquired from third party operators and were converted to HomeSmart stores along with one Aaron’s Company-operated store. Aaron’s total net store count increased 7% for the year.

During the fourth quarter and fiscal year of 2011, the Company awarded area development agreements to open 17 and 68 additional franchised stores, respectively. At the end of December 2011, area development agreements were outstanding for the opening of 230 franchised stores over the next several years.

At December 31, 2011, the Company had 1,144 Company-operated Aaron’s Sales & Lease Ownership stores, 707 Aaron’s Sales & Lease Ownership franchised stores, 71 HomeSmart stores, 16 Company-operated RIMCO stores, and six franchised RIMCO stores. The Company also had one Aaron’s Office Furniture store. The total number of stores open at the end of 2011 was 1,945.

First Quarter and Full Year 2012 Outlook

The Company is updating its guidance for 2012 and expects to achieve the following at this time:

-	First quarter revenues (excluding revenues of franchisees) of approximately $570 million.

-	First quarter diluted earnings per share in the range of $.58 to $.62, assuming no significant store or asset sales.

-	Fiscal year 2012 revenues (excluding revenues of franchisees) of approximately $2.15 billion.

-	Fiscal year 2012 diluted earnings per share in the range of $1.88 to $2.04, unchanged from previous guidance.

-	Overall new store growth of approximately 5% to 7% over the store base at the end of 2011, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores. This will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

-	The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, and sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on Friday, February 10, 2012, at 10:00 a.m. Eastern Standard Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,945 Company-operated and franchised stores in 48 states and Canada. The Company’s Woodhaven Furniture Industries division manufactured approximately $86 million, at cost, of furniture and bedding at 14 facilities in eight states in 2011. The entire production of Woodhaven is for shipment to Aaron’s stores.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Statements in this release that are forward-looking include without limitation Aaron’s projected revenues, earnings and store openings for future periods.

Aaron’s, Inc. and Subsidiaries

Consolidated Statements of Earnings

(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues:
Lease Revenues and Fees	$376,827	$349,559	$1,516,508	$1,402,053
Retail Sales	8,066	7,778	38,557	40,556
Non-Retail Sales	117,806	108,332	388,960	362,273
Franchise Royalties and Fees	15,847	15,501	63,255	59,112
Other	4,943	3,259	16,769	12,853
Total	523,489	484,429	2,024,049	1,876,847

Costs and Expenses:
Retail Cost of Sales	4,581	3,985	22,738	23,013
Non-Retail Cost of Sales	107,027	99,189	353,745	330,918
Operating Expenses	226,129	206,239	872,248	824,929
Lawsuit Expense	—	—	36,500	—
Depreciation of Lease Merchandise	135,327	124,525	550,732	504,105
Interest	1,686	681	4,709	3,096
Total	474,750	434,619	1,840,672	1,686,061

Earnings Before Income Taxes	48,739	49,810	183,377	190,786

Income Taxes	18,205	19,023	69,610	72,410

Net Earnings	$30,534	$30,787	$113,767	$118,376

Earnings Per Share	$.40	$.38	$1.46	$1.46

Earnings Per Share Assuming Dilution	$.40	$.38	$1.43	$1.44

Weighted Average Shares Outstanding	75,557	80,837	78,101	81,194

Weighted Average Shares Outstanding Assuming Dilution	76,765	81,836	79,339	82,102

Selected Balance Sheet Data

(In thousands)

(Unaudited and Preliminary)

	December 31,	December 31,
	2011	2010

Cash and Cash Equivalents	$176,257	$72,022
Investment Securities	98,132	—
Accounts Receivable, Net	87,471	69,662
Lease Merchandise, Net	862,276	814,484
Property, Plant and Equipment, Net	226,619	204,912
Other Assets, Net	283,296	340,992

Total Assets	1,734,051	1,502,072

Senior Notes	137,000	24,000
Accrued Litigation Expense	41,720	1,677
Total Liabilities	757,497	522,655
Shareholders’ Equity	$976,554	$979,417

Use of Non-GAAP Financial Information:

This press release presents the Company’s net earnings and diluted earnings per share excluding a charge of $36.5 million recorded in the second quarter of 2011 related to a previously announced lawsuit verdict against the Company, and associated legal fees and expenses, less the portion covered by insurance, as well as a $3.5 million separation charge in the fourth quarter of 2011 related to the previously announced departure of the Company’s former Chief Executive Officer. These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Lawsuit verdicts and related expenses of the magnitude experienced during the second quarter of 2011 are unprecedented in the Company’s history, and the Company is in the process of seeking to reduce or overturn the verdict. The Company strongly believes that the verdict does not accurately reflect the evidence in the case. In addition, the court ruled on January 13, 2012 not to sustain the verdict in its current form and the Company is waiting for a detailed ruling regarding whether the court will order a new trial or reduce the jury’s damages award beyond its initial reduction to $39.8 million. The fourth quarter separation charge related primarily to the accelerated vesting of restricted stock units and stock options previously granted to Company’s former Chief Executive Officer.

While these adjusted items may not be considered as non-recurring in nature in a strictly accounting sense, management regards those items as infrequent and not arising out of the ordinary course of business. Management believes that presentation of net earnings and diluted earnings per share excluding these charges is useful because it gives investors supplemental information to evaluate and compare the performance of the Company’s underlying core business from period to period. The lawsuit and separation adjustments involve matters that are not entirely susceptible to prediction or effective management, and consequently the Company believes presenting earnings measures excluding the effects of those matters can provide investors with additional data to assess the Company’s performance. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, which are also presented in the press release.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings Excluding Separation-Related Charge, Non-GAAP Net Earnings Excluding Lawsuit-Related Charge, Non-GAAP Earnings Per Share Assuming Dilution Excluding Separation-Related Charge and Separation-Related Charge and Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit-Related Charge and Separation-Related Charge

(In thousands, except earnings per share)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Earnings	$30,534	$30,787	$113,767	$118,376
Add Back Separation-Related Charge Net of Taxes (1)	2,191	—	2,191	—

Non-GAAP Net Earnings Excluding Separation-Related Charge	32,725	30,787	115,958	118,376

Add Back Lawsuit-Related Charge, Net of Taxes (2)	—	—	22,645	—

Non-GAAP Net Earnings Excluding Separation-Related Charge and Lawsuit-Related Charge	$32,725	$30,787	$138,603	$118,376

Earnings Per Share Assuming Dilution	$.40	$.38	$1.43	$1.44

Add Back Separation-Related Charge	.03	—	.03	—

Non-GAAP Earnings Per Share Assuming Dilution Excluding Separation-Related Charge	.43	.38	1.46	1.44

Add Back Lawsuit-Related Charge	—	—	.29	—

Non-GAAP Earnings Per Share Assuming Dilution Excluding Separation-Related Charge and Lawsuit-Related Charge	$.43	$.38	$1.75	$1.44

Weighted Average Shares Outstanding Assuming Dilution	76,765	81,836	79,339	82,102

(1)	Net of taxes of $1,341 calculated using the effective tax rate for the twelve months ended December 31, 2011.
(2)	Net of taxes of $13,855 calculated using the effective tax rate for the twelve months ended December 31, 2011.